                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the six months ended September 30, 1998 and 1997, is as follows:



                                                     1998                                     1997
                                 ----------------------------------        --------------------------------
                                     BASIC               DILUTED               BASIC              DILUTED
                                 ------------         ------------         ------------     ---------------

Net earnings (loss)              $ (2,363,498)        $ (2,363,498)        $ (1,112,225)    $    (1,112,225)
                                 ============         ============         ============     ===============

Weighted average number of
      common shares outstanding
      during the period             4,000,210            4,000,210            4,000,210           4,000,210
      the period

Net effect of dilutive stock options
      based on the treasury stock
      method at market prices               -                    -                    -                   -
                                 ------------         ------------         ------------     ---------------

Shares used for computation         4,000,210            4,000,210            4,000,210           4,000,210
                                 ============         ============         ============     ===============

Net earnings (loss) per share         $ (0.59)             $ (0.59)           $ (0.28)            $ (0.28)
                                 ============         ============         ============     ===============

As the Company incurred a net loss for the six months ended September 30, 1998 and 1997, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.